Exhibit 99.1

News Release	Herman Miller Reports First Quarter FY2010 Results; Cites Improved Order Stability and Progress on Strategic Initiatives

Webcast to be held Thursday, September 17, 2009, at 9:30 AM EDT

Release Date Contact Address Internet	Immediate
September 16, 2009
Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
www.hermanmiller.com

Herman Miller, Inc., (NASDAQ: MLHR) today announced results for its first quarter ended August 29, 2009. Sales in the quarter totaled $324 million, including a partial period of activity from the acquisition of Nemschoff, Inc., which was completed on June 24, 2009. This consolidated total reflects a decline of 32.4% from the same period last year and a modest increase from the fourth quarter of fiscal 2009. Adjusted operating earnings in the quarter were $21.2 million or 6.5% of sales, after excluding charges associated with the company’s previously announced restructuring actions and debt tender offer. Including these items, operating earnings in the first quarter were $14.1 million or 4.4% of sales. In the prior year first quarter, the company reported operating earnings of $56.6 million or 11.8% of sales. Adjusted earnings per share in the current period totaled $0.22 after excluding the per-share impact of the restructuring and debt tender offer charges. Including these charges, earnings per share in the quarter were $0.14. This compares to earnings of $0.60 per share in the first quarter of last year.

The company made significant progress during the quarter on initiatives aimed at expanding its market presence, reducing debt and ongoing debt service expenses, and consolidating manufacturing operations. With the June acquisition of Nemschoff, Herman Miller delivered on its strategic objective of increasing market share in the Healthcare Furnishings sector. On July 22, the company reduced its outstanding debt obligations by $75 million through the completion of its previously announced tender offer. During the period, the company also announced and began actions to consolidate select manufacturing operations to achieve greater efficiencies and reduce operating expenses. These actions include consolidating the Integrated Metal Technologies (IMT) manufacturing operation within other existing Michigan-based facilities and transferring the manufacturing operations of its Brandrud subsidiary into existing space in Sheboygan, Wisconsin.

Brian Walker, Chief Executive Officer, stated, “The leaders and employee-owners of Herman Miller have continued to demonstrate our ability to take bold actions which not only serve today’s needs but also tomorrow’s goals. This has been a hallmark of Herman Miller’s success since its beginnings. Given the challenging economic environment we are facing, I am particularly proud of the progress we made this quarter. We moved aggressively forward in our plans to improve near-term profitability by further reducing our manufacturing footprint and repurchasing a portion of our higher-yield debt obligations. These investments were balanced with the strategic decision to broaden our reach in the healthcare sector through the acquisition of Nemschoff.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended

	8/29/09 (13 Weeks)	8/30/08 (13 Weeks)	Percent Change

Net Sales	$324.0	$479.1	(32.4)%
Gross Margin %	33.2%	33.9%	N/A
Operating Expenses	$90.8	$105.8	(14.2)%
Restructuring Expenses	$2.6	-	N/A
Operating Earnings %	4.4%	11.8%	N/A
Adjusted Operating Earnings % *	6.5%	11.8%	N/A
Net Earnings	$8.4	$33.4	(74.9)%
Earnings Per Share - Diluted	$0.14	$0.60	(76.7)%
Adjusted Earnings Per Share - Diluted *	$0.22	$0.60	(63.3)%
Orders	$322.1	$535.2	(39.8)%
Backlog	$237.3	$332.4	(28.6)%

*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

First Quarter 2010 Financial Results

Given the effective date of the Nemschoff acquisition, the company’s consolidated net sales for the first quarter included only partial-period results of operations for Nemschoff. Sales from Nemschoff included in the company’s consolidated first quarter were approximately $15.3 million. North American segment sales in the first quarter were $269.7 million, representing a decrease of 31.9% from the same period in the prior year. Sales within the company’s non-North American segment were $41.8 million in the quarter, a 40.4% decline from a year ago. Changes in foreign currency exchange rates had the effect of reducing consolidated sales by approximately $6 million compared to the prior year first quarter.

Consolidated orders for the quarter were $322.1 million compared to $535.2 million in the same quarter last year. However, the company noted that orders in the prior year first quarter were impacted by the announcement of a general price increase, which was effective in August 2008. Herman Miller estimates the timing of this price increase effectively “pulled” orders of approximately $35 million into the first quarter that would have otherwise been entered in the second quarter of last year.

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Compared to the year ago period, gross margin of 33.2% declined by only 70 basis points despite a $155 million decrease in sales. This was principally due to significantly lower commodity prices in the current year and restructuring related cost savings. On a sequential-quarter basis, gross margin improved from 32.5% in the fourth quarter of fiscal 2009.

Operating expenses of $90.8 million in the first quarter include a charge of $4.5 million associated with the completion of the debt tender offer. Additionally, the company’s operating expenses increased as a result of including Nemschoff in the consolidated results. Adjusting for these items, operating expenses in the quarter decreased approximately 22% on a year-over-year basis and were down 3% sequentially. The decline from the prior year is the result of savings realized from the company’s restructuring actions and aggressive focus on cost management.

Greg Bylsma, Chief Financial Officer, stated, “While we are still facing economic headwinds, our results this quarter are encouraging on several fronts. The rate of decline in order levels has slowed over the past two quarters and we are seeing continued signs of stabilization in market demand. The restructuring actions taken in the past year have dramatically improved our ability to operate profitably on a much lower revenue base. This has been achieved without sacrificing the quality of our market offering or our ability to make investments that will fuel growth as economic conditions improve in the future.”

The company’s effective tax rate for the quarter was a benefit of 0.7% compared to 35.0% in the prior year and 1.3% in the fourth quarter just ended. The income tax credit in the current quarter resulted primarily from reductions to income tax reserves due to the closure of IRS audits for the 2005 through 2008 fiscal years. Adjustments to these reserves reduced first quarter income tax expenses by $2.9 million. This increased diluted earnings per share by $0.05 in the quarter. By contrast, the low rate in the fourth quarter of fiscal 2009 was due to the utilization of foreign tax credits on the repatriation of cash during the period. The company expects its effective tax rate to be between 28% and 30% for the full 2010 fiscal year.

The company’s cash position at the end of the quarter was $100.3 million, down from $192.9 million at the end of fiscal 2009. The reduction was driven principally by cash outflows associated with the debt retirement and Nemschoff purchase. Cash flow from operations in the quarter of $27.2 million outpaced last year’s level of $3.9 million. This was primarily due to incentive compensation payouts made in the prior year first quarter, which related to bonuses earned during fiscal 2008. Capital spending in the first quarter was $5.8 million compared to $8.2 million for the same period last year.

Mr. Walker concluded, “Our accomplishments this quarter demonstrate our commitment to boldly pursue opportunities that better position us for the future. We came into the quarter with a very clear understanding that we were facing tough market dynamics. But we’ve been here before, and we have a long-term strategy that we are confident is guiding us in the right direction. “

The company announced a live webcast to discuss the results of the fiscal 2010 first quarter on Thursday, September 17, 2009, at 9:30 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the period covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate, and expenses associated with the retirement of debt obligations as transacted through a tender offer. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations.

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Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.

The following table reconciles Adjusted Earnings per Share to Earnings per Share for the period indicated.

	Three Months Ended

	8/29/09	8/30/08

Earnings per Share - Diluted	$0.14	$0.60
Add back: Restructuring charges	0.03	0.00
Add back: Tender offer settlement charges	0.05	0.00

Adjusted Earnings per Share - Diluted	$0.22	$0.60

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the period indicated.

	Three Months Ended

	8/29/09	8/30/08

Operating Earnings ($mm)	$14.1	$56.6
Add back: Restructuring charges	2.6	0.0
Add back: Tender offer settlement charges	4.5	0.0

Adjusted Operating Earnings	$21.2	$56.6

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About Herman Miller

Herman Miller works for a better world around you – with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2009. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2009, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the innovative “Companies to Watch.” Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.”

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Financial highlights for the quarter ended August 29, 2009, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended

	August 29, 2009		August 30, 2008

Net Sales	$324.0	100.0%	$479.1	100.0%
Cost of Goods Sold	216.5	66.8%	316.7	66.1%

Gross Margin	107.5	33.2%	162.4	33.9%
Operating Expenses	90.8	28.0%	105.8	22.1%
Restructuring Expenses	2.6	0.8%	0.0	0.0%

Operating Earnings	14.1	4.4%	56.6	11.8%
Other Expense, Net	5.8	1.8%	5.2	1.1%

Earnings before Taxes	8.3	2.6%	51.4	10.7%
Income Taxes	(0.1)	0.0%	18.0	3.8%

Net Earnings	$8.4	2.6%	$33.4	7.0%

Earnings Per Share - Basic	$0.15		$0.60
Weighted Average Basic Common Shares	55,164,729		55,601,693
Earnings Per Share - Diluted	$0.14		$0.60
Weighted Average Diluted Common Shares	56,849,629		56,026,229

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Three Months Ended

	August 28, 2009	August 30, 2008

Net Earnings	$8.4	$33.4

Cash Flows provided by Operating Activities	27.2	3.9
Cash Flows used for Investing Activities	(43.4)	(5.6)
Cash Flows used for Financing Activities	(76.7)	(3.8)
Effect of Exchange Rates	0.3	(2.1)

Net Decrease in Cash	(92.6)	(7.6)
Cash, Beginning of Period	$192.9	$155.4

Cash, End of Period	$100.3	$147.8

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	August 20, 2009	May 30, 2009

Assets
Current Assets
Cash and Equivalents	$100.3	$192.9
Marketable Securities	11.3	11.3
Accounts Receivable (Net)	135.1	148.9
Inventories	48.4	37.3
Prepaid Expenses and Other	42.5	60.5

Totals	337.6	450.9
Net Property and Equipment	190.5	179.2
Other Assets	201.4	137.2

Total Assets	$729.5	$767.3

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded Checks	3.8	3.9
Current Long-term Debt	0.0	75.0
Accounts Payable	78.2	79.1
Accrued Liabilities	104.2	125.2

Totals	186.2	283.2
Long-term Debt	302.1	302.4
Other Noncurrent Liabilities	195.9	173.7

Total Liabilities	684.2	759.3
Shareholders' Equity	45.3	8.0

Total Liabilities and Shareholders' Equity	$729.5	$767.3

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